Exhibit 99.1

For more information: Mike Campbell, 816-842-8181 mcampbell@inergyservices.com

Inergy Reports Record First Quarter Earnings

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Management Conference Call Today at 3:30 PM CST

Kansas City, MO (February 3, 2004) – Inergy, L.P. (NASDAQ: NRGY) today reported its results of operations for the quarter ended December 31, 2003, the first quarter of fiscal 2004.

For the three months ended December 31, 2003, Inergy, L.P. (Inergy) reported EBITDA of $17.0 million, an increase of $3.2 million, or 24%, over the $13.8 million reported in the first quarter of last year. Net income for the quarter ended December 31, 2003 was $9.4 million or $0.46 per diluted limited partner unit, as compared to $7.7 million, or $0.48 per diluted limited partner unit for the same period in the prior year.

As previously announced, the Board of Directors of the Partnership’s general partner increased Inergy’s quarterly cash distribution to $0.395 per unit ($1.58 annually) for the quarter ended December 31, 2003. This represents a 10.5% increase over the distribution for the same quarter of the prior year. The distribution will be paid on February 13, 2004, to unitholders of record as of February 6, 2004. This was the ninth consecutive quarterly increase in Inergy’s distribution representing an increase in every full quarter since its initial public offering in July 2001.

“We are pleased with the results of our first quarter,” said John Sherman, Inergy’s President and CEO. Sherman continued, “Once again, our employees have managed the businesses successfully amidst challenging industry conditions. We are on target for another solid year of performance in 2004. These results combined with our recently strengthened financial flexibility position the Company for future growth on behalf of our unitholders.”

The improved EBITDA and net income results are primarily attributable to acquisitions. Additionally, increased earnings from our existing wholesale operations together with higher retail margins served to partially offset slightly lower earnings that resulted from lower volume sales at our existing retail propane locations due to weather that was both warmer than last year and warmer than normal.

Retail gallon sales increased 15% to 42.5 million in the first quarter of fiscal 2004 from 36.9 million gallons sold in the same quarter last year. Retail propane gross profit increased to $27.9 million from $22.2 million in the quarter ended December 31, 2002 due to the increased sales volume from acquisitions and higher gross margin per gallon. Gross profit from wholesale operations was $5.3 million in the first quarter of fiscal 2004 compared to $2.2 million in the same period of fiscal 2003. This increase was primarily attributable to our October 2003 NGL facility acquisition in Bakersfield, California, and increased wholesale gross margin per gallon. Operating and administrative expenses were $20.3 million in the three months ended December 31, 2003 compared to $14.3 million in the same period a year ago. The increase in operating expenses is primarily the result of growth related to acquisitions.

Inergy - headquartered in Kansas City, Missouri - is among the fastest growing Master Limited Partnerships in the country. The company’s operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today, Inergy serves nearly 245,000 retail customers from 134 customer service centers throughout the eastern half of the United States. The Company also operates a growing supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in 35 states and Canada.

Inergy will conduct a live conference call and webcast on Tuesday, February 3, 2004, to discuss the Company’s performance for the first quarter and the business outlook. The call will be at 3:30 p.m., CST. Call-in begins at 3:20 p.m., CST. The call-in number is 1-877-405-3427. The webcast can be accessed through Inergy’s website at www.InergyPropane.com. A digital recording of the call will be available for the two weeks following the call by dialing 1-800-642-1687 and entering the pass code 5188438. A recording will also be available on Inergy’s website for two weeks following the call. For more information, please contact Mike Campbell in Inergy’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

This news release contains forward-looking statements, which are statements that are not historical in nature such as our expectation that the Company is positioned for future growth. Forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions, the general level of petroleum product demand and the availability of propane supplies, the price of propane to the consumer compared to the price of alternative and competing fuels, our ability to generate available cash for distribution to unitholders, the costs and effects of legal and administrative proceedings against us or which may be brought against us, and our ability to sustain our historical levels of internal growth. These and other risks and assumptions are described in Inergy’s annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

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Inergy, L.P. and Subsidiary

Consolidated Statements of Operations

For the Three Months Ended December 31, 2003 and 2002

(in thousands, except per unit data)

	(Unaudited)
	Three Months Ended December 31,
	2003	2002
Revenues:
Propane	$120,824	$104,042
Other	11,757	5,648

	132,581	109,690
Cost of product sold	95,464	81,551

Gross profit	37,117	28,139
Operating and administrative expenses	20,298	14,311
Depreciation and amortization	4,718	3,361

Operating income	12,101	10,467
Other income (expense):
Interest expense, net	(2,896)	(2,640)
Gain/(Loss) on sale of property, plant and equipment	45	(106)
Finance charges	115	16
Other	36	29

Income before income taxes	9,401	7,766
Provision for income taxes	31	50

Net income	$9,370	$7,716

Net Income allocable to:
Non-Managing General Partner Interest	$187	$155
Limited Partner Interest	9,183	7,561

	$9,370	$7,716

Net Income Per Limited Partner Unit:
Basic	$0.48	$0.49
Diluted	$0.46	$0.48

	(Unaudited)
	Three Months Ended December 31,
	2003	2002
Supplemental Information:
Retail gallons sold	42,519	36,851
Outstanding Debt:
Working Capital Facility	$33,317	$17,000
Acquisition Facility	41,250	29,000
Senior Secured Notes	85,717	86,121
Other Debt	3,834	3,809

Total Debt	$164,118	$135,930
Total Partners’ Capital	$180,604	$178,983

EBITDA:
Net Income	$9,370	$7,716
Interest expense, net	2,896	2,640
Provision for income taxes	31	50
Depreciation and amortization	4,718	3,361

EBITDA (a)	$17,015	$13,767

Distributable Cash Flow:
EBITDA (a)	$17,015	$13,767
Cash interest expense (b)	(2,394)	(2,296)
Maintenance capital expenditures (c)	(295)	(248)
Provision for income taxes	(31)	(50)

Distributable cash flow (d)	$14,295	$11,173

Weighted Average Limited Partner Units Outstanding:
Basic	19,325	15,426
Diluted	19,779	15,609

(a)	EBITDA is defined as income before taxes, plus net interest expense and depreciation and amortization expense. EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity or ability to service debt obligations. EBITDA is presented because such information is relevant and is used by management, industry analysts, investors, lenders and rating agencies to assess the financial performance and operating results of our fundamental business activities. We believe that the presentation of EBITDA is useful to lenders and investors because of its use in the propane industry and for master limited partnerships as an indicator of the strength and performance of the ongoing business operations, including the ability to fund capital expenditures, service debt and pay distributions. Additionally, we believe that EBITDA provides useful information to our investors for trending, analyzing and benchmarking our operating results as compared to other companies that may have different financing and capital structures. The presentation of EBITDA allows investors to view our performance in a manner similar to the methods used by management and provides additional insight to our operating results.
(b)	Cash interest expense is net of amortization charges associated with deferred financing costs.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)	Distributable cash flow is defined as EBITDA, less cash interest expense, maintenance capital expenditures and income taxes. We believe that distributable cash flow provides additional information for evaluating the Partnership’s ability to declare and pay distributions to unitholders. Distributable cash flow should not be considered an alternative to cash flow from operating activities or any other measure of financial performance calculated in accordance with generally accepted accounting principles. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations or partnerships.

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